UNITED STATES	OMB APPROVAL
SECURITIES AND EXCHANGE COMMISSION	OMB Number: 3235-0060 Expires: January 31, 2008 Estimated average burden hours per response. . 38.0
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	March 9, 2007

Vital Images, Inc.
(Exact name of registrant as specified in its charter)

Minnesota	0-22229	41-1321776
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

5850 Opus Parkway, Suite 300, Minnetonka, Minnesota		55343
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code		(952) 487-9500

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 - Other Events

Item 8.01 Other Events.

Between March 9 and 14, 2007, following the expiration of a lock-up period connected to financing conducted by Vital Images, Inc. (“Vital Images” or the “Company”) in November and December 2006, Jay D. Miller, President and Chief Executive Officer; Michael H. Carrel, Chief Operating Officer and Chief Financial Officer; Steven P. Canakes, Executive Vice President - Global Sales; Philip I. Smith, Executive Vice President - Corporate Development; Dr. Susan A. Wood, Executive Vice President - Marketing and Clinical Development; and Stephen S. Andersen, Vice President – Europe, each adopted a Rule 10b5-1 trading plan to sell a portion of his or her shares of Vital Images’ common stock.  Each person informed Vital Images that his or her plan is part of his or her individual long-term strategy for asset diversification and tax planning.  The Rule 10b5-1 plans were set up in accordance with Rule 10b5-1 under the Securities and Exchange Act of 1934 and the Company’s policies regarding stock transactions.

Rule 10b5-1 permits corporate officers and directors to adopt written, pre-arranged stock trading plans when they are not in possession of material, non-public information.  Using these plans, insiders can gradually diversify their investment portfolios and spread stock trades over a period of time regardless of any material, non-public information they may receive after adopting their plans.  The transactions under these plans will be disclosed publicly through Form 144 and Form 4 filings with the Securities and Exchange Commission.

Miller’s plan provides for the sale of up to 16,000 shares and expires on the earliest of his termination as a director and officer of Vital Images, completion of the shares to be sold under the plan, May 12, 2008, or his death.  Under the terms of the 10b5-1 plan, the shares will be sold on the open market at prevailing market prices, subject to minimum price thresholds.

Carrel’s plan provides for the sale of up to 31,500 shares and expires on the earlier of the expiration of the application of the Company’s insider trading policies to him or March 31, 2009.  Under the terms of the 10b5-1 plan, the shares will be sold on the open market at prevailing market prices, subject to minimum price thresholds.

Canakes’ plan provides for the sale of up to 36,500 shares and expires on the earliest of completion of the shares to be sold under the plan, November 16, 2007, or other events occur related to the Company or him.  Under the terms of the 10b5-1 plan, the shares will be sold on the open market at prevailing market prices, subject to minimum price thresholds.

Smith’s plan provides for the sale of up to 48,872 shares and expires on the earliest of his termination as an officer of Vital Images, completion of the shares to be sold under the plan, or his death.  Under the terms of the 10b5-1 plan, the shares will be sold on the open market at prevailing market prices, subject to minimum price thresholds.

Dr. Wood’s plan provides for the sale of up to 13,500 shares and expires on the earliest of the expiration of the application of the Company’s insider trading policies to her, her death or March 31, 2008.  Under the terms of the 10b5-1 plan, the shares will be sold on the open market at prevailing market prices, subject to minimum price thresholds.

Andersen’s plan provides for the sale of up to 18,500 shares and expires on the earliest of his termination as an officer of Vital Images, completion of the shares to be sold under the plan, March 12, 2008, or his death.  Under the terms of the 10b5-1 plan, the shares will be sold on the open market at prevailing market prices, subject to minimum price thresholds.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vital Images Inc.

Date: March 14, 2007.

By	/s/ Michael H. Carrel
Michael H. Carrel
Chief Operating Officer and Chief Financial Officer
(Principal Financial Officer
and Principal Accounting Officer)